Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports First Quarter 2016 Financial Results and Provides

Corporate Update

NDA submissions completed for solithromycin intravenous and oral capsule formulations in the treatment of community-acquired pneumonia

Management to host webcast and conference call today at 8:00 a.m. ET

CHAPEL HILL, N.C. – May 1, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter ended March 31, 2016 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 8:00 a.m. ET.

First Quarter 2016 and Recent Corporate Highlights

•	In April, Cempra completed its rolling submission of two New Drug Applications (NDA) to the U.S. Food and Drug Administration (FDA) for solithromycin (intravenous and capsules) in community-acquired bacterial pneumonia (CABP). Having been granted qualified infectious diseases product (QIDP) designation in 2013, solithromycin’s NDAs qualify for an eight month priority review. Subject to approval by the FDA, Cempra plans to launch solithromycin in the U.S. in the first quarter of 2017.

•	In March, Cempra received authorization under its existing contract with the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services, to receive funding of $25.5 million through mid-2018 for a Phase 2/3 pivotal clinical study of solithromycin in pediatric patients. Cempra is responsible for an additional designated portion of the cost of the planned Phase 2/3 study. Three dosage formulations of solithromycin, intravenous, capsule and oral suspension, will be tested in the trial and may provide pediatricians with greater dosing flexibility.

•	In January, Cempra completed a public offering of 4,166,667 shares at a price of $24.00 per share. Net proceeds after underwriting discounts and commissions and expenses of the offering were approximately $93.8 million. Cempra intends to use the funds for the commercial launch of solithromycin in CABP in the U.S., subject to the drug receiving FDA approval, and on research and development activities, working capital and general corporate and administrative expenses.

•	The Taksta™ (fusidic acid) acute bacterial skin and skin structure infection (ABSSSI) Phase 3 trial is enrolling patients, which is expected to be completed during the first half of 2017.

“I am truly delighted that Cempra is able to mark the tenth anniversary of its founding with our submission to the FDA of two NDAs for solithromycin in community-acquired bacterial pneumonia,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “As a new chemical entity, we expect that solithromycin will be subject to an advisory committee review, however given the compelling data package that we have assembled, we look forward to working with the agency during the review process to bring this important new macrolide antibiotic to patients with CABP and the physicians who treat them. Our development programs for solithromycin for pediatric patients and urogenital gonorrhea, as well our development program for Taksta, are continuing to move forward.”

Upcoming Clinical Development Milestones

Solithromycin

•	Solithromycin pediatric: patient enrollment for Phase 1b trial continues.

•	Enrollment in a Phase 2/3 pivotal trial with solithromycin for bacterial infections in pediatric patients is expected to initiate in Q2 2016.

•	Phase 3 trial for solithromycin in urogenital gonorrhea is ongoing.

•	Phase 2 trial in chronic obstructive pulmonary disease (COPD) is ongoing.

•	Phase 2 trial in nonalcoholic steatohepatitis (NASH) is ongoing.

•	Completion of the EMA submission for solithromycin in the treatment of CABP is expected by the end of the first half of 2016.

Taksta

•	Phase 3 trial in ABSSSI is ongoing.

•	An exploratory trial for Taksta in patients with refractory bone or joint infections is ongoing.

Financial Results for the Three Months Ended March 31, 2016

For the quarter ended March 31, 2016, Cempra reported a net loss of $29.4 million, or $0.61 per share, compared to a net loss of $17.4 million, or $0.41 per share for the first quarter in 2015. Research and development expense in the first quarter of 2016 was $23.5 million, a decrease of 10% compared to the same quarter in 2015. The lower R&D expense was primarily due to the timing of payments for the order of active pharmaceutical ingredient (API) necessary to support the launch of solithromycin as the company begins its commercial readiness activities and a decrease in clinical expenses as the Phase 3 Oral and Phase 3 IV-to-Oral studies are complete. General and administrative expense was $8.3 million, a 79% increase compared to the quarter ended March 31, 2015, driven primarily by commercial readiness activities and increased headcount as the company begins to plan for commercialization.

As of March 31, 2016, Cempra had cash and equivalents of $223.6 million and 48.2 million shares outstanding.

Financial Guidance

The company’s current cash and equivalents are expected to be sufficient to fund ongoing operations into the second quarter of 2017, assuming continued timely receipts under the BARDA contract and receipt of expected milestone payments from Toyama. This projection does not include any funds from new financings or partnerships.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 8:00 a.m. ET today. The live call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers and using conference number: 99045194. A live webcast of the call will be available from the investor relations sections of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering the conference number: 99045194.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	March 31, 2016	December 31, 2015

Assets
Current assets
Cash and equivalents	223,609	153,765
Receivables	3,846	7,639
Prepaid expenses	1,241	573

Total current assets	228,696	161,977

Furniture, fixtures and equipment, net	75	90
Deposits	152	73

Total assets	228,923	162,140
Liabilities
Current liabilities
Accounts payable	11,192	9,635
Accrued expenses	993	1,475
Accrued payroll and benefits	1,051	2,337
Current portion of long-term debt	6,111	4,444

Total current liabilities	19,347	17,891

Deferred revenue	11,326	11,326
Long-term debt	13,606	15,258

Total liabilities	44,279	44,475

Commitments and Contingencies
Shareholders’ Equity (Deficit)
Common stock	48	44
Additional paid-in capital	533,024	436,643
Accumulated deficit	(348,428)	(319,022)

Total shareholders’ equity	184,644	117,665

Total liabilities and shareholders’ equity	228,923	162,140

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended March 31,
	2016	2015
Revenues	2,679	13,964

Operating Expenses
R&D	23,529	26,118
G&A	8,324	4,650

Total Operating Expenses	31,853	30,768

Loss from operations	(29,174)	(16,804)

Other income (expense), net	(232)	(612)

Net loss and comprehensive loss	(29,406)	(17,416)
Net loss attributable to common shareholders	(29,406)	(17,416)

Basic and diluted net loss per share	(0.61)	(0.41)
Basic and diluted weighted average shares	47,853	42,671

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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